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                                                                    EXHIBIT 16.1

                                                          [ANDERSEN LOGO]




Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


May 17, 2002


Dear Sir/Madam:

We have read Item 5 included in the Form 8-K dated May 17, 2002 of The Hartford Investment and Savings Plan to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



/s/ Arthur Andersen LLP
______________________________
    Arthur Andersen LLP


cc: Francis A. Dorion, Administrator, The Hartford Investment and Savings Plan